Exhibit 23.2

The Board of Directors

Prime Meridian Holding Company

We consent to the use of our report dated March 21, 2017, with respect to the consolidated balance sheets of Prime Meridian Holding Company and subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ HACKER, JOHNSON & SMITH PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

May 11, 2017